Item 77C - Scudder New Europe Fund

Registrant incorporates by reference Scudder International Fund's
Registration Statement on Form N-14, Scudder Greater Europe
Growth Fund's, a series of Scudder International Fund, Inc.,
Proxy Statement dated December 2004, filed on November 16,
2004 (Accession No. 0001193125-04-198196).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Scudder New Europe
Fund was held on February 24, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Scudder New Europe Fund to Scudder Greater Europe
Growth Fund, in exchange for shares of Scudder Greater Europe Growth Fund and the assumption by Scudder Greater Europe
Growth Fund of all of the liabilities of Scudder New Europe
Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder New Europe Fund in complete liquidation of Scudder New Europe
Fund.

Affirmative 	Against 	Abstain
6,107,967.390	187,910.630 	200,091.804
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